Registration No. 333-_________

As filed with the Securities and Exchange Commission on May 14, 2018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BCB Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

New Jersey	26-0065262
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

595 Avenue C
Bayonne, NJ 07002
 (Address of Principal Executive Offices)

BCB Bancorp, Inc. 2018 Equity Incentive Plan
(Full Title of the Plan)

Copies to:

John J. Brogan, Esq.	Benjamin Azoff, Esq.
General Counsel	Luse Gorman, PC
BCB Bancorp, Inc.	5335 Wisconsin Ave., N.W., Suite 780
104-110 Avenue C	Washington, DC 20015-2035
Bayonne, NJ 07002	(202) 274-2000
(201) 823-0700
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	1,000,000 (2)	$15.23(4)	$15,230,000	$1,897
Stock Options	1,000,000 (3)			N/A (5)
_________________________
(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the BCB Bancorp, Inc. 2018 Equity Incentive Plan (the "Equity Plan") as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of BCB Bancorp, Inc. (the "Company") pursuant to 17 C.F.R. Section 230.416(a) under the Securities Act of 1933, as amended (the "Securities Act").

(2)	Represents the number of shares of common stock reserved for issuance under the Equity Plan for any grants of stock options and restricted stock.
(3)	Represents the number of stock options reserved for issuance under the Equity Plan for any future grants of stock options.
(4)	Determined pursuant to 17 C.F.R. Section 230.457(h)(1) of the Securities Act.
(5)	Pursuant to 17 C.F.R. Section 230.457(h)(3) of the Securities Act, no registration fee is required to be paid.

________________________

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. § 230.462.

PART I.
Items 1 and 2.  Plan Information, and Registrant Information and Employee Plan Annual Information
The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Equity Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act.
Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II.
Item 3.  Incorporation of Documents by Reference
The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:
a) The Company's Annual Report on Form 10-K for the year ended December 31, 2017 (File No. 000-50275), filed with the Commission on March 8, 2018 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");
b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the Annual Report on Form 10-K referred to in (a) above; and
c) The description of the Company's common stock contained in the Current Report on Form 8-K-12g3 filed with the Commission on May 1, 2003 to register the Company's common stock under the Exchange Act (Commission File No. 000-50275).
All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.
All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.
Item 4.  Description of Securities
Not applicable.
Item 5.  Interests of Named Experts and Counsel
None.

Item 6.  Indemnification of Directors and Officers
Article VII of  the Certificate of Incorporation of BCB Bancorp, Inc. (for purposes of this Item 6, the "Corporation") sets forth circumstances under which directors, officers, employees and agents of the Company may be insured or indemnified against liability which they incur in their capacities as such:

The  Corporation  shall  indemnify its officers,  directors,  employees and agents and former  officers,  directors,  employees  and  agents,  and any other persons  serving at the  request of the  Corporation  as an  officer,  director, employee  or agent of another corporation, association, partnership, joint agent  of  another  corporation,  association,  partnership,  joint venture,  trust, or other  enterprise,  against expenses  (including  attorneys' fees,  judgments,  fines and amounts paid in settlement)  incurred in connection with any pending or threatened  action,  suit,  or  proceeding,  whether  civil, criminal,  administrative or investigative,  with respect to which such officer, director,  employee, agent or other person is party, or is threatened to be made a party,  to the full extent  permitted by the New Jersey  Business  Corporation Act. The  indemnification  provided herein (i) shall not be deemed  exclusive of any other  right to which any person  seeking  indemnification  may be  entitled under any by-law,  agreement, or vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other  capacity,  and (ii)  shall  inure to the  benefit  of the  heirs, executors, and the administrators of any such person. The Corporation shall have the power,  but shall not be  obligated,  to purchase and maintain  insurance on behalf of any person or persons  enumerated above against any liability asserted against  or  incurred  by them or any of them  arising  out of their  status  as corporate  directors,   officers,  employees,  or  agents  whether  or  not  the Corporation  would have the power to indemnify them against such liability under the provisions of this article.
The  Corporation  shall,  from time to time,  reimburse  or  advance to any person  referred to in this article the funds necessary for payment of expenses, including  reasonable attorneys'  fees,  incurred in  connection  with any action,  suit or proceeding referred to in this article, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication  adverse to the director or officer establishes that the director's or officer's  acts or omissions  (i)  constitute a breach of the  director's  or officer's duty of loyalty to the corporation or its shareholders,  (ii) were not in good faith,  (iii) involved a knowing  violation of law, (iv) resulted in the director  or  officer  receiving  an  improper  personal  benefit,  or (v)  were otherwise  of such a  character  that New  Jersey  law would  require  that such amount(s) be repaid.
Item 7.  Exemption From Registration Claimed.
Not applicable.
Item 8. Exhibits.
Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto

4	Form of Common Stock Certificate	*

5	Opinion of Luse Gorman, PC	Attached as Exhibit 5

10.1	BCB Bancorp, Inc. 2018 Equity Incentive Plan	**

10.2	Form of Incentive Stock Option Award Agreement	Attached as Exhibit 10.2

10.3	Form of Non-Statutory Stock Option Award Agreement	Attached as Exhibit 10.3

10.4	Form of Restricted Stock Award Agreement	Attached as Exhibit 10.4

23.1	Consent of Luse Gorman, PC	Contained in Exhibit 5

23.2	Consent of Independent Registered Public Accounting Firm	Attached as Exhibit 23.2

24	Power of Attorney	Contained on Signature Page

2

_________________
*
Incorporated by reference to Exhibit 4 to the Registration Statement on Form 8-K-12g3 (Commission File No. 000-50275), originally filed by the Company under the Exchange Act with the Commission on May 1, 2003, and all amendments or reports filed for the purpose of updating such description.

**
Incorporated by reference to Appendix A to the proxy statement for the Annual Meeting of Stockholders of BCB Bancorp, Inc. (File No. 000-50275), filed by the Company under the Exchange Act on March 26, 2018.

Item 9.  Undertakings
The undersigned registrant hereby undertakes:
1. To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
5. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
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SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bayonne, New Jersey, on May 14, 2018.
BCB BANCORP, INC.
By:	/s/Thomas M. Coughlin
Thomas M. Coughlin
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of BCB Bancorp, Inc. (the "Company") hereby severally constitute and appoint Thomas M. Coughlin, as our true Thomas M. Coughlin may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be issued upon the exercise of stock options and the award of restricted stock under the BCB Bancorp, Inc. 2018 Equity Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Thomas M. Coughlin shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/Thomas M. Coughlin	President, Chief Executive	May 14, 2018
Thomas M. Coughlin	Officer and Director
(Principal Executive Officer)

/s/Thomas P. Keating	Chief Financial Officer	May 14, 2018
Thomas P. Keating, C.P.A.	(Principal Financial and Accounting Officer)

/s/Mark D. Hogan	Chairman	May 14, 2018
Mark D. Hogan, C.P.A.

Signatures	Title	Date

/s/Robert Ballance	Director	May 14, 2018
Robert Ballance

/s/Judith Q. Bielan, Esq.	Director	May 14, 2018
Judith Q. Bielan, Esq.

/s/Joseph J. Brogan	Director	May 14, 2018
Joseph J. Brogan

/s/James E. Collins	Director	May 14, 2018
James E. Collins

/s/Vincent DiDomenco, Jr.	Director	May 14, 2018
Vincent DiDomenco, Jr.

/s/Dr. August Pellegrini, Jr.	Director	May 14, 2018
Dr. August Pellegrini, Jr.

/s/James G. Rizzo	Director	May 14, 2018
James G. Rizzo

/s/Gary S. Stetz	Director	May 14, 2018
Gary S. Stetz